Exhibit 99.2

n e w s r e l e a s e	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Asmith3@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Second Quarter 2017 Financial Results;

Raises Full Year 2017 Guidance;

Provides Update on Bonus Year 2018 Star Ratings

•	2Q17 earnings per diluted common share (EPS) of $4.46 on a GAAP basis, $3.49 Adjusted EPS

•	Full year 2017 guidance raised to approximately $17.83 EPS on a GAAP basis, approximately $11.50 Adjusted EPS

•	Individual Medicare Advantage results significantly outperforming management’s original expectations

•	Approximately 74 percent of the company’s Medicare Advantage members are now expected to be in 4-Star plans or higher for bonus year 2018

LOUISVILLE, KY (August 2, 2017) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2017 (2Q17) versus the quarter ended June 30, 2016 (2Q16) and for the six months ended June 30, 2017 (1H 2017) versus for the six months ended June 30, 2016 (1H 2016) as follows:

Consolidated pretax income In millions	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
Generally Accepted Accounting Principles (GAAP)	$1,042	$636	$2,731	$1,136
Net (gain) expenses associated with the terminated merger agreement (for 1H 2017, primarily the break-up fee)	—	27	(947)	61
Amortization associated with identifiable intangibles	18	20	36	41
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	54	—
Operating (income) losses associated with the Individual Commercial business	(118)	225	(181)	237
Adjusted (non-GAAP) – 2Q16 and 1H 2016 as recast	$942	$908	$1,693	$1,475

Diluted earnings per common share (EPS)	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	$4.46	$2.06	$11.98	$3.75
Net (gain) expenses associated with the terminated merger agreement (for 1H 2017, primarily the break-up fee)	—	0.16	(4.31)	0.37
Amortization associated with identifiable intangibles	0.08	0.08	0.16	0.17
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact	(0.54)	—	(1.06)	—
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	0.23	—
Operating (income) losses associated with the Individual Commercial business	(0.51)	0.99	(0.77)	1.08
Adjusted (non-GAAP) – 2Q16 and 1H 2016 as recast	$3.49	$3.29	$6.23	$5.37

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“With the completion of our first full quarter since the deal break, Humana’s strong 2Q17 results and increase in full-year guidance demonstrate the strength of our integrated care delivery strategy,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “It’s our talented team that’s made this possible. Throughout the lengthy deal period, our associates never wavered in their focus and commitment to our members, provider partners and shareholders. It’s because of this that we continue to make strides in advancing our strategy while delivering strong operating performance.”

The GAAP consolidated pretax income for 2Q17 of $1.04 billion rose $406 million, or 64 percent, compared to GAAP consolidated pretax income of $636 million in 2Q16 primarily due to year-over-year improvement in earnings for the company’s individual Medicare Advantage and Individual Commercial businesses, partially offset by lower pretax earnings in the Group and Specialty and Healthcare Services segments.

The Adjusted consolidated pretax income for 2Q17 of $942 million rose $34 million, or 4 percent, versus $908 million in 2Q16 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items detailed in the consolidated pretax income table above.

GAAP consolidated pretax income for 1H 2017 of $2.73 billion increased $1.60 billion, or 140 percent, from $1.14 billion in 1H 2016. The increase primarily reflects the net gain associated with the terminated merger agreement, mainly the break-up fee recognized in the first quarter of 2017, along with the factors impacting the second quarter comparison.

The Adjusted consolidated pretax income for 1H 2017 of $1.69 billion increased $218 million, or 15 percent, versus $1.48 billion in 1H 2016 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of items noted in the table above.

Further discussions of each segment’s financial results are included in the segment highlights below.

The year-over-year changes in GAAP EPS for 2Q17 and 1H 2017 reflected the same factors impacting the GAAP consolidated pretax income comparisons year over year as well as the beneficial effect of the lower effective tax rate in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance industry fee in 2017. The year-over-year increases in Adjusted EPS for 2Q17 and 1H 2017 reflected the same factors impacting the Adjusted consolidated pretax income comparisons year over year. In addition, the second quarter and year-to-date comparisons of both GAAP and Adjusted EPS are favorably impacted by a lower number of shares used to compute EPS, primarily reflecting share repurchases in the first quarter of 2017, including the previously disclosed accelerated stock repurchase (ASR) program.

“We are pleased that our individual Medicare Advantage business is significantly outperforming our previous expectations, reflecting our focus on operational excellence and the solid execution of our strategy,” said Brian A. Kane, Senior Vice President and Chief Financial Officer. “We were therefore able to invest this outperformance in 2018 benefit designs, resulting in stable and competitive benefits for 2018 despite certain headwinds, in particular the return of the health insurance industry fee.”

2017 Earnings Guidance

Humana today raised its GAAP and Adjusted EPS guidance for the year ending December 31, 2017 (FY17). FY17 GAAP EPS was increased to approximately $17.83 from the previous guidance of at least $16.91, while Adjusted EPS was increased to approximately $11.50 from the previous guidance of at least $11.10. The increases in FY17 guidance for both GAAP and Adjusted EPS were primarily driven by the strong results in the Retail segment, largely attributable to the company’s individual Medicare Advantage business, partially offset by lower than expected Healthcare Services segment pretax income due to lower than anticipated pharmacy utilization and the continued optimization of our chronic care management programs. The individual Medicare Advantage business is exceeding its operational targets, experiencing lower than anticipated utilization, higher than expected revenue on a per member basis and favorable medical fee-for-service claims reserve development (Prior Period Development). Additional FY17 guidance points and a rollforward from previous guidance are included in the tables beginning on page 24 of this earnings press release.

A reconciliation of GAAP to Adjusted EPS for the company’s FY17 projections as well as comparable numbers for the year ended December 31, 2016 (FY16) is shown below:

Diluted earnings per common share	FY17 Guidance (e)		FY16 (f)
GAAP	~$	17.83	$4.07
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)		(4.36)	0.64
Amortization of identifiable intangibles		0.31	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact		(2.15)	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (g)		—	2.11
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)		0.24	—
Operating results associated with the Individual Commercial business given the company’s exit on January 1, 2018 as previously disclosed		(0.37)	3.78
Adjusted (non-GAAP) – FY17 projected; FY16 as recast	~ $	11.50	$10.92

Star Quality Ratings

The company now expects 74 percent of its June 30, 2017 Medicare Advantage membership to be in 4-Star plans or higher for bonus year 2018. As previously disclosed, in October 2016, the Centers for Medicare and Medicaid Services (CMS) published its Star quality ratings (Star ratings) showing that the percentage of the company’s July 31, 2016 Medicare Advantage membership in 4-Star plans or higher declined to approximately 37 percent for bonus year 2018 compared to approximately 78 percent of the company’s July 31, 2015 membership for bonus year 2017. While Star ratings are based on a number of plan performance measures that are evaluated each year, the projected Star ratings for the company’s plans for the 2018 bonus year included certain reductions that were primarily attributable to the 2015 comprehensive program audit by CMS. The company filed a reconsideration request with CMS, which was denied. The company subsequently decided not to appeal that denial further, and worked through existing CMS processes to rationalize contract structures, resulting in final Star ratings for bonus year 2018 that reflect its commitment to quality products and services for its members. The company remains committed to its partnership with CMS and to delivering quality products and services to its members.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	$13,534	$14,007	$27,296	$27,807
Revenues associated with Individual Commercial business	(248)	(1,025)	(532)	(1,920)
Adjusted (non-GAAP) – 2Q16 and 1H 2016 as recast	$13,286	$12,982	$26,764	$25,887

GAAP consolidated revenues for 2Q17 were $13.53 billion, a decrease of $473 million, or 3 percent, from $14.01 billion in 2Q16. Total premiums and services revenues of $13.43 billion in 2Q17 decreased $479 million, or 3 percent from $13.91 billion in 2Q16. The year-over-year decreases primarily reflect lower Individual Commercial segment revenues, partially offset by higher Retail segment revenues primarily resulting from the company’s Medicare business.

Adjusted consolidated revenues for 2Q17 of $13.29 billion compared to Adjusted consolidated revenues for 2Q16 of $12.98 billion, an increase of $304 million, or 2 percent, reflecting higher Retail segment revenues primarily associated with the company’s Medicare business, while excluding the impact of revenues associated with the company’s Individual Commercial business.

Consolidated revenues for 1H 2017 decreased $511 million, or 2 percent, to $27.30 billion from $27.81 billion in 1H 2016. Total premiums and services revenues also declined to $27.08 billion in 1H 2017, decreasing $528 million, or 2 percent, from $27.61 billion in the prior-year period. The 1H 2017 decreases were primarily driven by the same factors impacting the second quarter comparison.

Adjusted consolidated revenues for 1H 2017 of $26.76 billion compared to Adjusted consolidated revenues for 1H 2016 of $25.89 billion, an increase of $877 million, or 3 percent, reflecting higher Retail segment revenues primarily associated with the company’s Medicare business, while excluding the impact of revenues associated with the company’s Individual Commercial business.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	82.5%	84.3%	83.5%	84.6%
Benefit ratio impact associated with the Individual Commercial business	0.9%	(1.8%)	0.8%	(0.8%)
Adjusted (non-GAAP) - 2Q16 and 1H 2016 as recast	83.4%	82.5%	84.3%	83.8%

The 2Q17 GAAP consolidated benefit ratio of 82.5 percent decreased 180 basis points from 84.3 percent for 2Q16 primarily reflecting the impact of the Individual Commercial business, planned exits from certain Medicare Advantage markets that carried a higher benefit ratio, and higher favorable Prior Period Development. The year-over-year comparison was favorably impacted by the $208 million increase in the premium deficiency reserve (PDR) recorded in 2Q16 related to certain of the company’s 2016 Individual Commercial policies as well as exits in 2017 from certain markets that carried a higher benefit ratio and per-member premium increase year-over-year. These improvements were partially offset by the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products and margin compression associated with the competitive environment in the group Medicare Advantage business.

The 2Q17 Adjusted consolidated benefit ratio of 83.4 percent increased 90 basis points from the 2Q16 Adjusted consolidated benefit ratio of 82.5 percent. The year-over-year increase primarily reflects the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products and margin compression associated with the competitive environment in the group Medicare Advantage business, partially offset by planned exits from certain Medicare Advantage markets that carried a higher benefit ratio, and higher favorable Prior Period Development, while excluding the impact of the company’s Individual Commercial business.

The GAAP consolidated benefit ratio for 1H 2017 of 83.5 percent decreased 110 basis points from the 1H 2016 GAAP consolidated benefit ratio of 84.6 percent. The year-over-year decrease primarily reflects the same factors impacting the second quarter GAAP consolidated benefit ratio comparison as well as the seasonal impact of a leap day in 1H 2016, partially offset by lower favorable Prior Period Development.

The 1H 2017 Adjusted consolidated benefit ratio of 84.3 percent increased 50 basis points from the 1H 2016 Adjusted consolidated benefit ratio of 83.8 percent. The year-over-year increase primarily reflects the same factors impacting the second quarter Adjusted consolidated benefit ratio comparison and lower favorable Prior Period Development, while excluding the impact of the company’s Individual Commercial business.

	First Quarter
Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in first quarter of 2017	$6	$225	$231
Prior Period Development from prior years recognized in first quarter of 2016	$80	$260	$340

	Second Quarter
Prior Period Development from prior years recognized in second quarter of 2017	$20	$94	$114
Prior Period Development from prior years recognized in second quarter of 2016	$17	$78	$95

	Year to Date
Prior Period Development from prior years recognized in 1H 2017	$26	$319	$345
Prior Period Development from prior years recognized in 1H 2016	$97	$338	$435

Prior Period Development for 2Q17 and 2Q16 is shown above and decreased the GAAP consolidated benefit ratio by 90 basis points in 2Q17 and by 70 basis points in 2Q16, reflecting a slightly higher level of favorable development in the Retail and Group and Specialty segments. Prior Period Development lowered the 1H 2017 consolidated benefit ratio by 130 basis points versus by 160 basis points in 1H 2016.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	10.8%	12.2%	11.1%	12.4%
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	(0.2%)	—
Operating cost ratio impact associated with the Individual Commercial business	(0.1%)	(0.2%)	(0.2%)	(0.3%)
Adjusted (non-GAAP) - 2Q16 and 1H 2016 as recast	10.7%	12.0%	10.7%	12.1%

During the first quarter of 2017, the company reclassified prior year transaction and integration costs associated with the terminated merger agreement from operating costs to a separate line titled “merger termination fees and related costs, net” on its consolidated statements of income to conform to the current year presentation. Accordingly, merger termination fees and related costs are no longer in the operating cost ratio calculation.

The 2Q17 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 10.8 percent decreased 140 basis points from 12.2 percent in 2Q16 primarily reflecting the temporary suspension of the health insurance industry fee in 2017, partially offset by the loss of scale efficiency from market exits in 2017 associated with the company’s Individual Commercial product. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 160 basis points in 2Q16.

The 2Q17 Adjusted consolidated operating cost ratio of 10.7 percent decreased 130 basis points from the 2Q16 Adjusted consolidated operating cost ratio of 12.0 percent primarily driven by the same factors impacting the change in the GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

The 1H 2017 GAAP consolidated operating cost ratio of 11.1 percent decreased 130 basis points from 12.4 percent in 1H 2016 primarily reflecting the temporary suspension of the health insurance industry fee in 2017, partially offset by the loss of scale efficiency from market exits in 2017 associated with the company’s Individual Commercial product and the guaranty fund assessment expense recognized in the first quarter of 2017 to support the policyholder obligations of an unaffiliated long-term care insurance company. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 170 basis points in 1H 2016.

The 1H 2017 Adjusted consolidated operating cost ratio of 10.7 percent declined 140 basis points from 12.1 percent in 1H 2016 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items noted in the consolidated operating cost ratio table above.

Balance sheet

Cash, cash equivalents and investment securities

•	At June 30, 2017, the company had cash, cash equivalents, and investment securities of $18.92 billion, down $130 million, or 1 percent, from $19.05 billion at March 31, 2017, primarily reflecting the net repayment of $270 million associated with the company’s commercial paper program and capital expenditures, partially offset by net receipts from CMS associated with Medicare Part D claim subsidies for which the company does not assume risk.

•	At June 30, 2017, cash and short-term investments held at the parent company of $2.82 billion increased $1.11 billion, or 65 percent, from $1.71 billion at March 31, 2017, primarily reflecting dividends received from subsidiaries during 2Q17, partially offset by the net repayment of $270 million associated with the company’s commercial paper program, capital expenditures, capital contributions into certain subsidiaries, and cash dividends paid to stockholders. Subsidiary dividends to the parent company of $1.35 billion in 2Q17 compared to $663 million in 2Q16. Parent company cash and short-term investments included $200 million associated with outstanding commercial paper at June 30, 2017 and $470 million at March 31, 2017.

Premium stabilization programs (3Rs) receivables

•	At June 30, 2017, net receivables of $411 million were associated with the 3Rs with detail of the net receivables (payables) for the 3Rs as follows. As previously announced, the company is exiting this business on January 1, 2018.

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances related to prior plan years at 6/30/17	Balances related to 2017 plan year at 6/30/17	Total Balances at 6/30/17	Total Balances at 12/31/16
Reinsurance recoverables	$268	$—	$268	$260
Net risk adjustment settlement	141	2	143	196
Net risk corridor settlement (h)	—	—	—	—
Total 3Rs Accrued, net	$409	$2	$411	$456

•	As disclosed previously, in the fourth quarter of 2016 the company wrote off all receivables associated with the commercial risk corridor program. At June 30, 2017, the company estimates that it is entitled to collect a total of $611 million from the Department of Health and Humana Services (HHS) under the commercial risk corridor program for the 2014 through 2016 program years.

Benefits payable

•	The company calculates days in claims payable (DCP) using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for reserve strengthening, if any, for the company’s non-strategic closed block of long-term care insurance business and its impact on future policy benefits expense, such as that from the fourth quarter of 2016.

The company’s methodology results in a lower level of DCP versus the sector at large and is likely due to the company’s concentration of business in Medicare Advantage and stand-alone PDP offerings, including utilization patterns of prescriptions among the senior population, and the speed of processing associated with Humana Medicare medical and pharmacy claims.

DCP of 40.4 at June 30, 2017, increased 2.6 days from 37.8 at March 31, 2017 but declined 1.2 days from 41.6 at June 30, 2016. The sequential increase primarily resulted from the seasonal impact of provider accruals for capitation payments and medical fee-for-service claims, excluding the Individual Commercial business. The year-over-year decline primarily resulted from the loss of members in the company’s Individual Commercial business.

Debt-to-total capitalization

•	Debt-to-total capitalization at June 30, 2017 was 31.3 percent, down 260 basis points from 33.9 percent at March 31, 2017, primarily resulting from higher capital from the net impact of 2Q17 earnings and the net repayment of $270 million associated with the company’s commercial paper program. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

Operating cash flows

Net cash from operating activities (in millions) Provided by (used in)	2Q17	2Q16	1H 2017	1H 2016
GAAP	($106)	($296)	$4,099	$206
Timing of premium payment from CMS (i)	23	—	(3,050)	—
Adjusted (non-GAAP)	($83)	($296)	$1,049	$206

•

GAAP cash flows used in operations of $106 million in 2Q17 favorably compared to cash flows used in operations of $296 million in 2Q16 primarily due to higher earnings year-over-year and the timing of working capital changes, partially offset by the portion of taxes paid in 2Q17 related to the merger termination fee. GAAP cash flows used in operations in 2Q17 were not significantly impacted by the timing of the premium payment from CMS, as the early receipt of the April Medicare premium payment from CMS of $3.07 billion in the first quarter of 2017 was substantially offset by the early receipt of the July Medicare premium payment from CMS of $3.05 billion in 2Q17. Adjusted cash flows used in operations for 2Q17 of $83 million compared favorably to cash flows used in operations of $296 million in 2Q16 due to the same items driving the GAAP increase, excluding the impact of the timing of the premium payment from CMS.

•	For 1H 2017, cash flows provided by operations totaled $4.10 billion versus $206 million of cash flows provided by operations during 1H 2016, a positive change of $3.89 billion year over year, primarily reflecting the early receipt of the July Medicare premium payment from CMS of $3.05 billion in 2Q17, the receipt of the merger termination fee, net of related expenses and the portion of taxes paid to date, and higher earnings, partially offset by working capital changes. 1H 2017 operating cash flows included seven monthly Medicare premium payments from CMS compared to six monthly payments in 1H 2016.

Share repurchases

•	In February 2017, Humana’s Board of Directors approved a $2.25 billion share repurchase authorization with an expiration date of December 31, 2017 and the company subsequently entered into an agreement with a third party financial institution to effect a $1.50 billion ASR program under the authorization. The actual number of shares repurchased under the agreement will be determined based on a volume-weighted average price of the company’s common stock during the purchase period. Settlement of approximately $300 million of repurchases under the ASR program remains pending, and the company expects final settlement by the end of the third quarter of 2017.

•	Given the outstanding ASR, the company did not execute any share repurchases in 2Q17. Through 1H 2017, the company executed share repurchases of approximately 5,833,700 shares, at an average price of $205.70 per share under the ASR program. Due to the then-pending merger agreement, the company did not repurchase any shares in 2Q16 or 1H 2016. As of August 1, 2017, approximately $1.05 billion of the current repurchase authorization was remaining, including the $300 million held back as part of the ASR program described above.

Cash dividends

•	The company paid cash dividends to its stockholders of $57 million in 2Q17 and $43 million in 2Q16. Cash dividends of $104 million were paid to the company’s stockholders during 1H 2017 and $90 million in 1H 2016.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with the Centers for Medicare and Medicaid Services to administer the Limited Income Newly Eligible Transition prescription drug plan program.

Retail segment revenues:

•	The 2Q17 revenues for the Retail segment were $11.30 billion, an increase of $341 million, or 3 percent, from $10.96 billion in 2Q16 primarily reflecting higher revenues associated with the company’s Medicare Advantage business resulting from increased membership, as well as increased per-member premiums for certain businesses within the segment.

•	The 1H 2017 revenues for the Retail segment were $22.73 billion, an increase of $872 million, or 4 percent, from $21.86 billion in 1H 2016 primarily reflecting the same factors impacting the second quarter comparison.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,840,100 as of June 30, 2017, a net increase of 23,600, or 1 percent, from 2,816,500 at June 30, 2016, and up less than 1 percent from 2,837,600 as of December 31, 2016. Current membership levels primarily reflect the effect of market and product exits. The company decided certain markets and/or products were not meeting long-term strategic and financial objectives. Additionally, membership growth was muted due to competitive actions including the uncertainty associated with the then-pending transaction.

•	Group Medicare Advantage membership was 433,400 as of June 30, 2017, a net increase of 81,700, or 23 percent, from 351,700 at June 30, 2016, and up 78,000, or 22 percent, from 355,400 at December 31, 2016, primarily due to the addition of a large account in January 2017.

•	Membership in the company’s stand-alone PDP offerings was 5,236,400 as of June 30, 2017, a net increase of 380,100, or 8 percent, from 4,856,300 at June 30, 2016, and up 285,000, or 6 percent, from 4,951,400 as of December 31, 2016. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	State-based contracts membership (including dual-eligible demonstration members) was 374,900 as of June 30, 2017, a net decrease of 16,700, or 4 percent, from 391,600 at June 30, 2016, and down 13,200, or 3 percent, from 388,100 at December 31, 2016. The decreases were primarily driven by lower membership associated with the company’s Florida contracts resulting from network realignments.

Retail segment benefits expense:

•	The 2Q17 benefit ratio for the Retail segment of 85.8 percent increased 50 basis points from 85.3 percent in 2Q16 primarily due to the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products and margin compression associated with the competitive environment in the group Medicare Advantage business. This increase was partially offset by the impact of planned exits from certain Medicare Advantage markets that carried a higher benefit ratio than other markets.

•	The 1H 2017 benefit ratio for the Retail segment of 87.0 percent was 10 basis points higher than the 1H 2016 ratio of 86.9 percent primarily reflecting the same factors impacting the year-over-year comparisons for the second quarter, as well as the seasonal impact of a leap day in 1H 2016.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from prior years recognized in 1H 2017	$204	$83	$287
Prior Period Development from prior years recognized in 1H 2016	$218	$81	$299

•	The Retail segment Prior Period Development of $83 million in 2Q17 compared to favorable development of $81 million in 2Q16. Prior Period Development for the Retail segment for 1H 2017 decreased to $287 million compared to $299 million in 1H 2016 reflecting slightly unfavorable year-over-year comparisons relating to the company’s Medicare business.

•	Prior Period Development decreased the Retail segment benefit ratio by 70 basis points in 2Q17 and in 2Q16. Prior Period Development lowered the 1H 2017 segment benefit ratio by 130 basis points and by 140 basis points in 1H 2016.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 8.5 percent in 2Q17 decreased 130 basis points from 9.8 percent in 2Q16 primarily due to the temporary suspension of the health insurance industry fee in 2017.

•	The Retail segment’s 1H 2017 operating cost ratio of 8.5 percent decreased 140 basis points from 9.9 percent in 1H 2016 reflecting the same factor impacting the year-over-year comparisons for the second quarter.

•	The non-deductible health insurance industry fee increased the Retail segment’s GAAP operating cost ratio by approximately 170 basis points in 2Q16 and in 1H 2016.

Retail segment pretax results:

Retail segment pretax income in millions	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	$607	$514	$977	$655
Amortization associated with identifiable intangibles	6	6	12	12
Adjusted (non-GAAP) - 2Q16 and 1H 2016 as recast	$613	$520	$989	$667

•	The Retail segment’s GAAP pretax income of $607 million in 2Q17 increased $93 million, or 18 percent, from a GAAP pretax income for the segment of $514 million in 2Q16, primarily due to the year-over-year improvement in earnings for the company’s individual Medicare Advantage business.

Adjusted pretax income for the Retail segment of $613 million in 2Q17 increased $93 million, or 18 percent, from $520 million in 2Q16 reflecting the same factors impacting the GAAP comparison, while excluding the impact of the amortization associated with identifiable intangibles detailed in the Retail segment pretax income table above.

•	For 1H 2017, GAAP pretax income for the Retail Segment of $977 million increased by $322 million, or 49 percent, while Adjusted pretax income for the Retail segment of $989 billion in 1H 2017 increased $322 million, or 48 percent, from $667 million of Adjusted pretax income for the Retail segment in 1H 2016. Both the GAAP and Adjusted year-over-year increases resulted from the same factor impacting the second quarter comparisons.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, primarily the TRICARE South Region contract.

Group and Specialty segment revenues:

•	The 2Q17 revenues for the Group and Specialty segment were $1.83 billion, down $43 million, or 2 percent, from $1.87 billion in 2Q16, primarily reflecting declines in average group fully-insured and ASO commercial medical membership, partially offset by an increase in group fully-insured commercial medical per-member premiums.

•	The 1H 2017 revenues for the Group and Specialty segment were $3.71 billion, down $15 million, or less than 1 percent, from $3.72 billion in 1H 2016, primarily reflecting the same factors impacting the second quarter comparison.

Group and Specialty segment enrollment:

•	Group fully-insured commercial medical membership was 1,107,500 at June 30, 2017, a decrease of 32,600, or 3 percent, from 1,140,100 at June 30, 2016, and down 28,500, or 3 percent, from 1,136,000 at December 31, 2016. The changes are reflective of lower membership in small group accounts due in part to more small group accounts selecting ASO products in 2017. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 65 percent at June 30, 2017 and at December 31, 2016 versus 66 percent at June 30, 2016.

•	Group ASO commercial medical membership was 446,800 at June 30, 2017, a decrease of 131,600, or 23 percent, from 578,400 at June 30, 2016, and down 126,400, or 22 percent, from 573,200 at December 31, 2016. The declines primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment, partially offset by more small group accounts selecting ASO products in 2017. Small group membership comprised 7 percent of group ASO medical membership at June 30, 2017 versus 2 percent at June 30, 2016 and 4 percent at December 31, 2016.

•	Military services membership was 3,088,600 at June 30, 2017, an increase of 13,800, or less than 1 percent, from 3,074,800 at June 30, 2016, and up 4,500, or less than 1 percent versus 3,084,100 at December 31, 2016.

•	Membership in specialty products (j) was 6,917,800 at June 30, 2017, a decrease of 84,500, or 1 percent, from 7,002,300 at June 30, 2016, and down 43,400, or 1 percent, from 6,961,200 at December 31, 2016. The decreases primarily are attributable to declines in other supplemental benefits membership, as well as declines in individual dental membership following Humana’s exit from certain individual commercial medical markets in 2017. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Group and Specialty segment benefits expense:

•	The 2Q17 benefit ratio for the Group and Specialty segment was 78.4 percent, an increase of 100 basis points from 77.4 percent for 2Q16. The year-over-year increase in the benefit ratio primarily reflects the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing of the company’s products and an increased proportion of small group members in community rated plans that carry a higher benefit ratio. These increases were partially offset by higher favorable Prior Period Development in 2Q17.

•	The 1H 2017 benefit ratio for the Group and Specialty segment of 77.0 percent was 150 basis points higher than the 1H 2016 ratio of 75.5 percent primarily due to the same factors impacting the year-over-year comparisons for the second quarter, as well as the impact of lower favorable Prior Period Development year over year for 1H 2017.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from prior years recognized in 1H 2017	$20	$11	$31
Prior Period Development from prior years recognized in 1H 2016	$41	($3)	$38

•	The Group and Specialty segment Prior Period Development of $11 million in 2Q17 compared to unfavorable development of $3 million in 2Q16. This increase primarily related to the favorable Prior Period Development associated with the company’s small group products. Prior Period Development for the Group and Specialty segment for 1H 2017 decreased to $31 million compared to $38 million in 1H 2016 reflecting the less favorable Prior Period Development associated with the company’s fully-insured commercial medical products.

•	Prior Period Development decreased the 2Q17 Group and Specialty segment benefit ratio by 70 basis points but increased the ratio by 20 basis points in 2Q16. Prior Period Development lowered the 1H 2017 segment benefit ratio by 90 basis points and by 110 basis points in 1H 2016.

Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 21.6 percent in 2Q17, a decrease of 110 basis points from 22.7 percent in 2Q16, primarily due to the temporary suspension of the health insurance industry fee in 2017 partially offset by the impact of the timing of revenues under the company’s TRICARE contract primarily relating to medical cost trend incentives and amounts for additional services requested under the contract.

•	The Group and Specialty segment’s operating cost ratio of 21.5 percent for 1H 2017 was down 160 basis points compared to 23.1 percent for 1H 2016 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

•	The non-deductible health insurance industry fee negatively impacted the Group and Specialty segment’s operating cost ratio by approximately 140 basis points in 2Q16 and by 150 basis points in 1H 2016.

Group and Specialty segment pretax results:

Group and Specialty segment pretax income In millions	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	$101	$124	$272	$296
Amortization associated with identifiable intangibles	1	2	2	4
Adjusted (non-GAAP) - 2Q16 and 1H 2016 as recast	$102	$126	$274	$300

•	The Group and Specialty segment’s GAAP pretax income of $101 million in 2Q17 compared to GAAP pretax income of $124 million in 2Q16, a decrease of $23 million, or 19 percent. The decline primarily reflects the timing of revenues under the company’s TRICARE contract primarily relating to medical cost trend incentives and amounts for additional services requested under the contract.

The Adjusted pretax income for the Group and Specialty segment of $102 million in 2Q17 decreased $24 million, or 19 percent, from $126 million of Adjusted pretax income in 2Q16 reflecting the same factors impacting the quarterly GAAP comparison, while excluding the impact of amortization associated with identifiable intangibles.

•	The Group and Specialty segment’s GAAP pretax income of $272 million in 1H 2017 compared to GAAP pretax income of $296 million in 1H 2016, a decrease of $24 million, or 8 percent. Adjusted pretax income for the Group and Specialty segment of $274 million in 1H 2017 decreased $26 million, or 9 percent, from $300 million in Adjusted pretax income in 1H 2016. The first half year-over-year changes for both GAAP and Adjusted pretax income for the Group and Specialty segment primarily reflected the same factors impacting the quarterly comparisons.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•	Revenue of $5.98 billion in 2Q17 for the Healthcare Services segment decreased $306 million, or 5 percent, from $6.29 billion in 2Q16. The decline primarily was due to the company’s pharmacy solutions business and the result of the optimization process associated with the company’s chronic care management programs discussed below, as well as ongoing pressures in the company’s provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located. The company’s pharmacy solutions business revenues were impacted by improvements in net pharmacy costs driven by the company’s pharmacy benefit manager and an increase in the generic dispensing rate. These items were partially offset by higher year-over-year script volume from growth in the company’s Medicare Advantage and stand-alone PDP membership and the impact of lower Individual Commercial membership. The company’s generic dispensing rate improved to 91.1% during 2Q17 compared to 90.2% during 2Q16. The higher generic dispensing rate reduced revenues (and operating costs) for the company’s pharmacy solutions business as generic drugs are generally priced lower than branded drugs.

•	1H 2017 revenue for the Healthcare Services segment was $11.94 billion, a decrease of $578 million, or 5 percent, from $12.52 billion in 1H 2016 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter. The company’s generic dispensing rate improved to 91.2% during 1H 2017 compared to 90.2% during 1H 2016.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.0 percent in 2Q17 was relatively unchanged compared to the 2Q16 ratio of 95.1 percent.

•	The Healthcare Services segment’s operating cost ratio of 95.2 percent for 1H 2017 was also relatively unchanged compared to 95.3 percent for 1H 2016.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 50,700 at June 30, 2017 increased 5 percent from 48,200 at June 30, 2016 and increased 1 percent from 50,400 at December 31, 2016. At June 30, 2017, 65 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 61 percent at June 30, 2016 and 64 percent at December 31, 2016.

•	Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program was 981,600 at June 30, 2017, down 3 percent from 1,008,100 at June 30, 2016 and down 11 percent from 1,099,200 at December 31, 2016. The company has undergone an optimization process that ensures the appropriate level of member interaction with clinicians to drive quality outcomes leading to reduced segment earnings but higher returns on investment.

•	Pharmacy script volume on an adjusted 30-day equivalent basis of 108 million for 2Q17 increased 3 percent compared to 105 million for 2Q16. Pharmacy script volume of 215 million for 1H 2017 increased 3 percent compared to 209 million for 1H 2016. These increases primarily were driven by higher Medicare membership, partially offset by the decline in Individual Commercial membership.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	2Q17 (a)	2Q16 (b)	1H 2017 (c)	1H 2016 (d)
GAAP	$270	$279	$514	$531
Amortization associated with identifiable intangibles	11	12	22	24
Adjusted (non-GAAP) - 2Q16 and 1H 2016 as recast	$281	$291	$536	$555

•	Healthcare Services segment GAAP pretax income of $270 million in 2Q17 decreased by $9 million, or 3 percent, from GAAP pretax income of $279 million in 2Q16 primarily due to the ongoing pressures in the company’s provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located, as well as the impact of the optimization process associated with the company’s chronic care management programs discussed above. The reduction in pharmacy revenues, also discussed above, was offset by a similar reduction in operating costs associated with the pharmacy solutions business.

Adjusted pretax income in 2Q17 for the Healthcare Services segment of $281 million was down $10 million, or 3 percent, compared to $291 million in 2Q16 reflecting the same factors impacting the quarterly GAAP comparison, while excluding the impact of amortization associated with identifiable intangibles.

•	1H 2017 GAAP pretax income for the Healthcare Services segment of $514 million decreased by $17 million, or 3 percent, from 1H 2016 GAAP pretax earnings of $531 million. The segment’s Adjusted pretax income for 1H 2017 of $536 million decreased $19 million, or 3 percent, versus the 1H 2016 Adjusted pretax income for the Healthcare Services segment of $555 million. The first half year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily reflected the same factors impacting the quarterly comparisons.

Humana’s Individual Commercial Segment

This segment consists of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offers on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. Off-exchange products were also offered in 2016. As announced in 2017, the company plans to exit this business in 2018. Results of this segment have been excluded from consolidated Adjusted results, with prior periods being recast.

Individual Commercial segment enrollment:

•	Individual Commercial membership of 181,100 as of June 30, 2017, was down 610,900, or 77 percent, from 792,000 at June 30, 2016, and down 473,700, or 72 percent, from 654,800 at December 31, 2016. The decreases primarily reflected the decline in number of counties where the company offers on-exchange coverage, as well as the discontinuance of offering off-exchange products.

Individual Commercial segment benefits expense:

•	The 2Q17 benefit ratio for the Individual Commercial segment was 34.8 percent, a decrease from 106.3 percent for 2Q16. The year-over-year decrease primarily resulted from the effect of the $208 million increase in the PDR recorded in 2Q16 related to certain of the company’s 2016 policies, planned exits in 2017 in certain markets that carried a higher benefit ratio, and per-member premium increases.

•	The 1H 2017 benefit ratio for the Individual Commercial segment was 45.7 percent, a decrease from 94.8 percent for 1H 2016 primarily reflecting the same factors impacting the second quarter comparisons.

Individual Commercial segment operating costs:

•	The Individual Commercial segment’s operating cost ratio was 16.2 percent in 2Q17, an increase of 140 basis points from 14.8 percent in 2Q16, primarily due to the loss of scale efficiency from market exits in 2017 partially offset by the temporary suspension of the health insurance industry fee in 2017.

•	The 1H 2017 operating cost ratio for the Individual Commercial segment was 19.2 percent, an increase of 250 basis points from 16.7 percent in 1H 2016 primarily reflecting the same factors impacting the second quarter comparisons.

Individual Commercial segment pretax results:

•	The Individual Commercial segment’s pretax income of $118 million in 2Q17 compared to a pretax loss of $225 million in 2Q16, an increase of $343 million, primarily reflecting the impact of the $208 million increase in the PDR recorded in 2Q16 related to certain of the company’s 2016 policies as well as the exit of certain markets in 2017 and per-member premium increases.

•	The Individual Commercial segment’s pretax income of $181 million in 1H 2017 compared to a pretax loss of $237 million in 1H 2016, an increase of $418 million, reflecting the same factors impacting the second quarter comparisons.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the audio only portion of the company’s 2Q17 earnings conference call are invited to dial 888-625-7430. No password is required. A webcast of the 2Q17 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on October 2, 2017 and can be accessed by dialing 855-859-2056 and providing the conference ID #89803304.

Footnotes

(a)	2Q17 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.54 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. GAAP measures affected in this release include consolidated EPS.

•	Operating earnings of approximately $118 million pretax, or $0.51 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(b)	2Q16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $27 million pretax, or $0.16 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $20 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $225 million pretax, or $0.99 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(c)	1H 2017 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $36 million pretax, or $0.16 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $1.06 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. GAAP measures affected in this release include consolidated EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $181 million pretax, or $0.77 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(d)	1H 2016 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $61 million pretax, or $0.37 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $41 million, or $0.17 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $237 million pretax, or $1.08 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(e)	FY17 Adjusted EPS projections exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.36 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	Amortization expense for identifiable intangibles of approximately $71 million pretax, or $0.31 per diluted common share.

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company).

•	Operating results of approximately $85 million pretax, or $0.37 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed.

(f)	FY16 Adjusted EPS (recast) exclude the following:

•	Transaction and integration costs of $104 million pretax, or $0.64 per diluted common share, associated with the then-pending merger agreement.

•	Amortization expense for identifiable intangibles of approximately $77 million pretax, or $0.32 per diluted common share.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business. See related footnote (g).

•	Operating losses of $869 million pretax, or $3.78 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (h).

(g)	As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business. In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.

(h)	On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Human Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. Prior to this decision, the company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C.

(i)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(j)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s continued participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2016;

•	Form 10-Q for the quarter ended March 31, 2017; and

•	Form 8-Ks filed during 2017.

About Humana

Humana Inc. is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases and conference calls;

•	Calendar of events; and

•	Corporate Governance information.

Humana Inc. – Rollforward of Initial 2017 Guidance to Current 2017 Guidance Diluted earnings per common share (EPS)	Generally Accepted Accounting Principles (GAAP) EPS	Adjustments to GAAP	Adjusted EPS
Guidance issued on February 14, 2017	$16.65 to $16.85	(~5.85)	$10.80 to $11.00
Changes in projected operating performance:
Retail segment, largely attributable to Prior Period Development in the Individual Medicare Advantage business	$0.20	—	$0.20
Other	($0.04)	$0.04	—
Guidance revised April 24, 2017	At least $16.91	(~5.81)	At least $11.10
Changes in projected operating performance:
Retail segment, largely attributable to the Individual Medicare Advantage business	$1.16	—	$1.16
Group & Specialty segment	$0.09	—	$0.09
Healthcare Services segment	($0.60)	—	($0.60)
Individual Commercial segment	$0.52	($0.52)	—
Other	($0.25)	—	($0.25)
Guidance as of August 2, 2017	Approximately $17.83	(~6.33)	Approximately $11.50

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2017 Projections As of August 2, 2017		Comments
Diluted earnings per common share (EPS)	GAAP Adjustments Non-GAAP	~ $17.83 ($6.33) ~ $11.50	• See footnote (e) for detail of non-GAAP adjustments
Total revenues	Consolidated Retail segment Group and Specialty segment Healthcare Services segment	$53.5 billion to $54.5 billion $44.65 billion to $45.15 billion $7.20 billion to $7.70 billion $24.00 billion to $24.50 billion

•     Consolidated and segment-level revenue projections include expected investment income

•     Segment-level revenues include amounts that eliminate in consolidation

•     Consolidated revenues include ~$950 million in revenues associated with the Individual Commercial business (ACA compliant and non-ACA compliant combined)

•     Healthcare Services segment revenues include the impact of the continued optimization of the company’s Humana At Home business, which is proceeding slightly ahead of previous expectations. Additionally, the company is experiencing lower than previously expected pharmacy volumes.

Change in year-end medical membership from prior year end

•   Individual Medicare Advantage: Up 15,000 to 25,000

•   Group Medicare Advantage: Up 80,000 to 90,000

•   Medicare stand-alone PDP: Up 320,000 to 340,000

•   Group commercial fully-insured: Down 35,000 to 45,000

• Individual Medicare Advantage includes loss of ~50k members associated with plan exits in the first quarter of 2017
Benefit ratios	Retail segment Group and Specialty segment	85.25% to 85.75% 79.75% to 80.25%	• Ratio calculation: benefits expense as a percent of premium revenues • No material impact anticipated from non-GAAP adjustments

Consolidated operating cost ratio	11.50% to 12.00%		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income
• Merger termination fee and related costs, net presented separately from operating costs; therefore, not included in the ratio
• GAAP range includes the impact of approximately 30 bps related to Individual Commercial segment and guaranty fund assessment expense to support the policyholder obligations of Penn Treaty

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2017 Projections As of August 2, 2017		Comments
Pretax results	Retail segment Group and Specialty segment Healthcare Services segment	$2.05 billion to $2.15 billion $320 million to $340 million $925 million to $975 million

•      No material impact anticipated from non-GAAP adjustments on segment-level results for the Retail, Group and Specialty, or Healthcare Services segments

•      The company expects Individual Commercial segment pretax earnings of ~$85 million.

Effective tax rate	GAAP Adjustments Non-GAAP	36% to 37% ~11.0% 47% to 48%	• See footnote (e) for detail of non-GAAP adjustments
Weighted average share count for diluted EPS	145 million to 146 million		• Includes impact of projected share repurchases
Cash flows from operations	$3.0 billion to $3.4 billion		• Includes impact of transaction break-up fee, net of tax
Capital expenditures	$500 million to $550 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

2Q17 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

2Q17 Earnings Release

Contents

Consolidated Financial Statements

1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)

Operating Results Detail

4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment Metrics (S-15 - S-17)

Balance Sheet Detail

9.	Benefits Payable Detail and Statistics (S-18 - S-19)

Footnotes (S-20)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended June 30,
	2017	2016	Dollar Change	Percentage Change
Revenues:
Premiums	$13,203	$13,650	$(447)	-3.3%
Services	230	262	(32)	-12.2%
Investment income	101	95	6	6.3%

Total revenues	13,534	14,007	(473)	-3.4%

Operating expenses:
Benefits	10,889	11,509	(620)	-5.4%
Operating costs	1,453	1,699	(246)	-14.5%
Merger termination fee and related costs, net	—	27	(27)	-100.0%
Depreciation and amortization	92	89	3	3.4%

Total operating expenses	12,434	13,324	(890)	-6.7%

Income from operations	1,100	683	417	61.1%
Interest expense	58	47	11	23.4%

Income before income taxes	1,042	636	406	63.8%
Provision for income taxes	392	325	67	20.6%

Net income	$650	$311	$339	109.0%

Basic earnings per common share	$4.49	$2.08	$2.41	115.9%
Diluted earnings per common share	$4.46	$2.06	$2.40	116.5%

Shares used in computing basic earnings per common share (000’s)	144,600	149,386
Shares used in computing diluted earnings per common share (000’s)	145,634	150,806

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Six Months ended June 30,
	2017	2016	Dollar Change	Percentage Change
Revenues:
Premiums	$26,601	$27,090	$(489)	-1.8%
Services	483	522	(39)	-7.5%
Investment income	212	195	17	8.7%

Total revenues	27,296	27,807	(511)	-1.8%

Operating expenses:
Benefits	22,215	22,906	(691)	-3.0%
Operating costs	3,006	3,433	(427)	-12.4%
Merger termination fee and related costs, net	(947)	61	(1,008)	-1652.5%
Depreciation and amortization	184	177	7	4.0%

Total operating expenses	24,458	26,577	(2,119)	-8.0%

Income from operations	2,838	1,230	1,608	130.7%
Interest expense	107	94	13	13.8%

Income before income taxes	2,731	1,136	1,595	140.4%
Provision for income taxes	966	571	395	69.2%

Net income	$1,765	$565	$1,200	212.4%

Basic earnings per common share	$12.07	$3.79	$8.28	218.5%
Diluted earnings per common share	$11.98	$3.75	$8.23	219.5%

Shares used in computing basic earnings per common share (000’s)	146,212	149,273
Shares used in computing diluted earnings per common share (000’s)	147,253	150,851

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	June 30,	December 31,	YTD Change
	2017	2016	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$8,139	$3,877
Investment securities	8,115	7,595
Receivables, net	2,430	1,280
Other current assets	3,884	3,438

Total current assets	22,568	16,190	$6,378	39.4%

Property and equipment, net	1,543	1,505
Long-term investment securities	2,670	2,203
Goodwill	3,280	3,272
Other long-term assets	2,192	2,226

Total assets	$32,253	$25,396	$6,857	27.0%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,838	$4,563
Trade accounts payable and accrued expenses	4,693	2,467
Book overdraft	117	212
Unearned revenues	3,356	280
Short-term debt	701	300

Total current liabilities	13,705	7,822	$5,883	75.2%

Long-term debt	4,279	3,792
Future policy benefits payable	2,899	2,834
Other long-term liabilities	417	263

Total liabilities	21,300	14,711	$6,589	44.8%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,569,658 issued at June 30, 2017	33	33
Capital in excess of par value	2,306	2,562
Retained earnings	13,101	11,454
Accumulated other comprehensive loss	(5)	(66)
Treasury stock, at cost, 54,052,456 shares at June 30, 2017	(4,482)	(3,298)

Total stockholders’ equity	10,953	10,685	$268	2.5%

Total liabilities and stockholders’ equity	$32,253	$25,396	$6,857	27.0%

Debt-to-total capitalization ratio	31.3%	27.7%

Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	12.6%	5.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended June 30,
	2017	2016	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$650	$311
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	101	96
Other intangible amortization	18	20
Net realized capital gains	(2)	(19)
Stock-based compensation	57	25
Benefit from deferred income taxes	(27)	(39)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(592)	(816)
Other assets	(130)	7
Benefits payable	77	144
Other liabilities	(225)	(12)
Unearned revenues	(64)	(49)
Other, net	31	36

Net cash used in operating activities	(106)	(296)	$190	64.2%

Cash flows from investing activities
Acquisitions, net of cash acquired	(2)	(1)
Purchases of property and equipment	(111)	(131)
Purchases of investment securities	(1,332)	(1,098)
Maturities of investment securities	365	422
Proceeds from sales of investment securities	928	939

Net cash (used in) provided by investing activities	(152)	131	($283)	-216.0%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	351	(97)
Proceeds from issuance of senior notes, net	(6)	—
Repayment of commercial paper, net	(271)	—
Change in book overdraft	(61)	(65)
Common stock repurchases	(4)	(2)
Dividends paid	(57)	(43)
Proceeds from stock option exercises and other	20	—

Net cash used in financing activities	(28)	(207)	$179	86.5%

Decrease in cash and cash equivalents	(286)	(372)
Cash and cash equivalents at beginning of period	8,425	2,801

Cash and cash equivalents at end of period	$8,139	$2,429

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Six Months Ended June 30,
	2017	2016	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$1,765	$565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	201	190
Other intangible amortization	36	41
Net realized capital gains	(28)	(39)
Stock-based compensation	83	48
Provision (benefit) for deferred income taxes	2	(24)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,150)	(1,392)
Other assets	(545)	(678)
Benefits payable	275	282
Other liabilities	317	1,198
Unearned revenues	3,076	(53)
Other, net	67	68

Net cash provided by operating activities	4,099	206	$3,893	1889.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(9)	(1)
Purchases of property and equipment	(233)	(256)
Purchases of investment securities	(3,208)	(2,528)
Maturities of investment securities	649	635
Proceeds from sales of investment securities	1,723	1,853

Net cash used in investing activities	(1,078)	(297)	($781)	-263.0%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	2,081	221
Proceeds from issuance of senior notes, net	985	—
Repayment of commercial paper, net	(102)	—
Change in book overdraft	(95)	(109)
Common stock repurchases	(1,578)	(73)
Dividends paid	(104)	(90)
Proceeds from stock option exercises and other	54	—

Net cash provided by (used in) financing activities	1,241	(51)	$1,292	2533.3%

Increase (decrease) in cash and cash equivalents	4,262	(142)
Cash and cash equivalents at beginning of period	3,877	2,571

Cash and cash equivalents at end of period	$8,139	$2,429

Humana Inc.

Consolidating Statements of Income - 2Q17

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,282	$—	$—	$—	$—	$—	$8,282
Group Medicare Advantage	1,277	—	—	—	—	—	1,277
Medicare stand-alone PDP	925	—	—	—	—	—	925

Total Medicare	10,484	—	—	—	—	—	10,484

Fully-insured	118	1,350	—	247	—	—	1,715
Specialty	—	323	—	—	—	—	323
Medicaid and other (A)	671	—	—	—	10	—	681

Total premiums	11,273	1,673	—	247	10	—	13,203

Services revenue:
Provider	—	—	63	—	—	—	63
ASO and other (B)	2	143	—	—	2	—	147
Pharmacy	—	—	20	—	—	—	20

Total services revenue	2	143	83	—	2	—	230

Total revenues - external customers	11,275	1,816	83	247	12	—	13,433

Intersegment revenues
Services	—	5	4,309	—	—	(4,314)	—
Products	—	—	1,582	—	—	(1,582)	—

Total intersegment revenues	—	5	5,891	—	—	(5,896)	—

Investment income	24	7	8	1	21	40	101

Total revenues	11,299	1,828	5,982	248	33	(5,856)	13,534

Operating expenses:
Benefits	9,672	1,312	—	86	32	(213)	10,889
Operating costs	963	394	5,677	40	2	(5,623)	1,453
Depreciation and amortization	57	21	35	4	—	(25)	92

Total operating expenses	10,692	1,727	5,712	130	34	(5,861)	12,434

Income (loss) from operations	607	101	270	118	(1)	5	1,100
Interest expense	—	—	—	—	—	58	58

Income (loss) before income taxes	$607	$101	$270	$118	$(1)	$(53)	$1,042

Benefit ratio	85.8%	78.4%		34.8%			82.5%
Operating cost ratio	8.5%	21.6%	95.0%	16.2%			10.8%

Humana Inc.

Consolidating Statements of Income - 2Q16 (Recast) (C )

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,050	$—	$—	$—	$—	$—	$8,050
Group Medicare Advantage	1,085	—	—	—	—	—	1,085
Medicare stand-alone PDP	1,015	—	—	—	—	—	1,015

Total Medicare	10,150	—	—	—	—	—	10,150

Fully-insured	106	1,357	—	1,024	—	—	2,487
Specialty	—	321	—	—	—	—	321
Medicaid and other (A)	678	5	—	—	9	—	692

Total premiums	10,934	1,683	—	1,024	9	—	13,650

Services revenue:
Provider	—	—	74	—	—	—	74
ASO and other (B)	2	176	—	—	3	—	181
Pharmacy	—	—	7	—	—	—	7

Total services revenue	2	176	81	—	3	—	262

Total revenues - external customers	10,936	1,859	81	1,024	12	—	13,912

Intersegment revenues
Services	—	6	4,767	—	—	(4,773)	—
Products	—	—	1,433	—	—	(1,433)	—

Total intersegment revenues	—	6	6,200	—	—	(6,206)	—

Investment income	22	6	7	1	16	43	95

Total revenues	10,958	1,871	6,288	1,025	28	(6,163)	14,007

Operating expenses:
Benefits	9,327	1,302	—	1,089	31	(240)	11,509
Operating costs	1,069	423	5,974	152	4	(5,923)	1,699
Merger termination fee and related costs, net	—	—	—	—	—	27	27
Depreciation and amortization	48	22	35	9	—	(25)	89

Total operating expenses	10,444	1,747	6,009	1,250	35	(6,161)	13,324

Income (loss) from operations	514	124	279	(225)	(7)	(2)	683
Interest expense	—	—	—	—	—	47	47

Income (loss) before income taxes	$514	$124	$279	$(225)	$(7)	$(49)	$636

Benefit ratio	85.3%	77.4%		106.3%			84.3%
Operating cost ratio	9.8%	22.7%	95.1%	14.8%			12.2%

Humana Inc.

Consolidating Statements of Income - 1H 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$16,658	$—	$—	$—	$—	$—	$16,658
Group Medicare Advantage	2,595	—	—	—	—	—	2,595
Medicare stand-alone PDP	1,866	—	—	—	—	—	1,866

Total Medicare	21,119	—	—	—	—	—	21,119

Fully-insured	236	2,728	—	530	—	—	3,494
Specialty	—	645	—	—	—	—	645
Medicaid and other (A)	1,324	—	—	—	19	—	1,343

Total premiums	22,679	3,373	—	530	19	—	26,601

Services revenue:
Provider	—	—	133	—	—	—	133
ASO and other (B)	4	304	—	—	4	—	312
Pharmacy	—	—	38	—	—	—	38

Total services revenue	4	304	171	—	4	—	483

Total revenues - external customers	22,683	3,677	171	530	23	—	27,084

Intersegment revenues
Services	—	10	8,619	—	—	(8,629)	—
Products	—	—	3,134	—	—	(3,134)	—

Total intersegment revenues	—	10	11,753	—	—	(11,763)	—

Investment income	49	18	16	2	42	85	212

Total revenues	22,732	3,705	11,940	532	65	(11,678)	27,296

Operating expenses:
Benefits	19,723	2,598	—	242	61	(409)	22,215
Operating costs	1,917	793	11,357	102	6	(11,169)	3,006
Merger termination fee and related costs, net	—	—	—	—	—	(947)	(947)
Depreciation and amortization	115	42	69	7	—	(49)	184

Total operating expenses	21,755	3,433	11,426	351	67	(12,574)	24,458

Income (loss) from operations	977	272	514	181	(2)	896	2,838
Interest expense	—	—	—	—	—	107	107

Income (loss) before income taxes	$977	$272	$514	$181	$(2)	$789	$2,731

Benefit ratio	87.0%	77.0%		45.7%			83.5%
Operating cost ratio	8.5%	21.5%	95.2%	19.2%			11.1%

Humana Inc.

Consolidating Statements of Income - 1H 2016 (Recast) (C )

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$16,077	$—	$—	$—	$—	$—	$16,077
Group Medicare Advantage	2,162	—	—	—	—	—	2,162
Medicare stand-alone PDP	2,054	—	—	—	—	—	2,054

Total Medicare	20,293	—	—	—	—	—	20,293

Fully-insured	210	2,694	—	1,917	—	—	4,821
Specialty	—	639	—	—	—	—	639
Medicaid and other (A)	1,308	10	—	—	19	—	1,337

Total premiums	21,811	3,343	—	1,917	19	—	27,090

Services revenue:
Provider	—	—	145	—	—	—	145
ASO and other (B)	3	353	1	—	6	—	363
Pharmacy	—	—	14	—	—	—	14

Total services revenue	3	353	160	—	6	—	522

Total revenues - external customers	21,814	3,696	160	1,917	25	—	27,612

Intersegment revenues
Services	—	12	9,551	—	—	(9,563)	—
Products	—	—	2,793	—	—	(2,793)	—

Total intersegment revenues	—	12	12,344	—	—	(12,356)	—

Investment income	46	12	14	3	31	89	195

Total revenues	21,860	3,720	12,518	1,920	56	(12,267)	27,807

Operating expenses:
Benefits	18,960	2,524	—	1,818	56	(452)	22,906
Operating costs	2,151	857	11,916	321	8	(11,820)	3,433
Merger termination fee and related costs, net	—	—	—	—	—	61	61
Depreciation and amortization	94	43	71	18	—	(49)	177

Total operating expenses	21,205	3,424	11,987	2,157	64	(12,260)	26,577

Income (loss) from operations	655	296	531	(237)	(8)	(7)	1,230
Interest expense	—	—	—	—	—	94	94

Income (loss) before income taxes	$655	$296	$531	$(237)	$(8)	$(101)	$1,136

Benefit ratio	86.9%	75.5%		94.8%			84.6%
Operating cost ratio	9.9%	23.1%	95.3%	16.7%			12.4%

Humana Inc.

Ending Membership Detail

In thousands

			(Recast)	Year-over-Year Change		(Recast)	Year-to-Date Change
	June 30, 2017	Average 2Q17	June 30, 2016 (C )	Amount	Percent	December 31, 2016 (C )	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,840.1	2,839.6	2,816.5	23.6	0.8%	2,837.6	2.5	0.1%
Group Medicare Advantage	433.4	432.6	351.7	81.7	23.2%	355.4	78.0	21.9%
Medicare stand-alone PDP	5,236.4	5,219.7	4,856.3	380.1	7.8%	4,951.4	285.0	5.8%

Total Medicare	8,509.9	8,491.9	8,024.5	485.4	6.0%	8,144.4	365.5	4.5%

State-based contracts (D)	374.9	375.8	391.6	(16.7)	-4.3%	388.1	(13.2)	-3.4%
Medicare Supplement	232.7	232.2	212.3	20.4	9.6%	218.8	13.9	6.4%

Total Retail	9,117.5	9,099.9	8,628.4	489.1	5.7%	8,751.3	366.2	4.2%

Group and Specialty
Fully-insured commercial medical	1,107.5	1,113.1	1,140.1	(32.6)	-2.9%	1,136.0	(28.5)	-2.5%
ASO commercial	446.8	444.6	578.4	(131.6)	-22.8%	573.2	(126.4)	-22.1%
Military services	3,088.6	3,087.2	3,074.8	13.8	0.4%	3,084.1	4.5	0.1%

Total Group and Specialty	4,642.9	4,644.9	4,793.3	(150.4)	-3.1%	4,793.3	(150.4)	-3.1%

Individual commercial	181.1	187.9	792.0	(610.9)	-77.1%	654.8	(473.7)	-72.3%
Other Businesses
Long-term care	30.3	30.4	31.4	(1.1)	-3.5%	30.8	(0.5)	-1.6%

Total Other Businesses	30.3	30.4	31.4	(1.1)	-3.5%	30.8	(0.5)	-1.6%

Total Medical Membership	13,971.8	13,963.1	14,245.1	(273.3)	-1.9%	14,230.2	(258.4)	-1.8%

Specialty Membership (included in Group and Specialty segment):

Dental - fully-insured	2,963.2	2,960.0	2,969.6	(6.4)	-0.2%	2,952.4	10.8	0.4%
Dental - ASO	681.6	683.4	702.4	(20.8)	-3.0%	702.0	(20.4)	-2.9%
Vision	2,133.4	2,131.5	2,134.2	(0.8)	0.0%	2,136.0	(2.6)	-0.1%
Other supplemental benefits (E)	1,139.6	1,143.9	1,196.1	(56.5)	-4.7%	1,170.8	(31.2)	-2.7%

Total Specialty Membership	6,917.8	6,918.8	7,002.3	(84.5)	-1.2%	6,961.2	(43.4)	-0.6%

	June 30, 2017	Member Mix June 30, 2017	June 30, 2016	Member Mix June 30, 2016
Individual Medicare Advantage Membership
HMO	1,626.9	57.3%	1,613.9	57.3%
PPO	1,213.2	42.7%	1,202.6	42.7%

Total Individual Medicare Advantage	2,840.1	100.0%	2,816.5	100.0%

Individual Medicare Advantage Membership
Shared Risk (F)	920.8	32.4%	879.3	31.2%
Path to Risk (G)	919.2	32.4%	847.5	30.1%

Total Value-based	1,840.0	64.8%	1,726.8	61.3%
Other	1,000.1	35.2%	1,089.7	38.7%

Total Individual Medicare Advantage	2,840.1	100.0%	2,816.5	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended June 30,				Per Member per Month (I) Three Months Ended June 30,
	2017	2016 (C ) (Recast)	Dollar Change	Percentage Change	2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,282	$8,050	$232	2.9%	$972	$954
Group Medicare Advantage	1,277	1,085	192	17.7%	984	1,032
Medicare stand-alone PDP	925	1,015	(90)	-8.9%	59	70
State-based contracts (D)	671	678	(7)	-1.0%	595	578
Medicare Supplement	118	106	12	11.3%	169	167
Other services	2	2	—	0.0%

Total Retail	11,275	10,936	339	3.1%

Group and Specialty
Fully-insured commercial medical	1,350	1,357	(7)	-0.5%	404	397
Specialty	323	321	2	0.6%	17	17
Commercial ASO & other services (B)	54	64	(10)	-15.6%
Military services (H)	94	123	(29)	-23.6%

Total Group and Specialty	1,821	1,865	(44)	-2.4%

Healthcare Services
Pharmacy solutions	5,214	5,442	(228)	-4.2%
Provider services	414	446	(32)	-7.2%
Clinical programs	346	393	(47)	-12.0%

Total Healthcare Services	5,974	6,281	(307)	-4.9%

Individual Commercial	247	1,024	(777)	-75.9%	438	416

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Six Months Ended June 30,				Per Member per Month (I) Six Months Ended June 30,
	2017	2016 (C ) (Recast)	Dollar Change	Percentage Change	2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$16,658	$16,077	$581	3.6%	$977	$954
Group Medicare Advantage	2,595	2,162	433	20.0%	1,002	1,031
Medicare stand-alone PDP	1,866	2,054	(188)	-9.2%	60	71
State-based contracts (D)	1,324	1,308	16	1.2%	582	562
Medicare Supplement	236	210	26	12.4%	170	166
Other services	4	3	1	33.3%

Total Retail	22,683	21,814	869	4.0%

Group and Specialty
Fully-insured commercial medical	2,728	2,694	34	1.3%	406	394
Specialty	645	639	6	0.9%	17	17
Commercial ASO & other services (B)	108	130	(22)	-16.9%
Military services (H)	206	245	(39)	-15.9%

Total Group and Specialty	3,687	3,708	(21)	-0.6%

Healthcare Services
Pharmacy solutions	10,373	10,856	(483)	-4.4%
Provider services	852	884	(32)	-3.6%
Clinical programs	699	764	(65)	-8.5%

Total Healthcare Services	11,924	12,504	(580)	-4.6%

Individual Commercial	530	1,917	(1,387)	-72.4%	451	379

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Difference		Quarter Ended March 31, 2017	Difference
Primary Care Providers:
Shared Risk (F)
Owned / JV	1,700	1,700	—	0.0%	1,700	—	0.0%
Contracted	14,700	15,400	(700)	-4.5%	15,100	(400)	-2.6%
Path to Risk (G)	34,300	31,100	3,200	10.3%	34,500	(200)	-0.6%

Total Value-based	50,700	48,200	2,500	5.2%	51,300	(600)	-1.2%

Care Management Statistics:
Members enrolled in a Humana chronic care management program (J)	981,600	1,008,100	(26,500)	-2.6%	1,035,300	(53,700)	-5.2%
Number of high-risk discharges enrolled in a post-discharge care management program (K)	68,600	68,400	200	0.3%	72,900	(4,300)	-5.9%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Year-over-Year Difference		Quarter Ended March 31, 2017	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	90.6%	0.8%		91.4%	0.0%
Group and Specialty	86.4%	84.7%	1.7%		86.4%	0.0%
Individual Commercial	89.7%	88.8%	0.9%		90.4%	-0.7%

Mail-Order Penetration
Retail	29.1%	28.7%	0.4%		29.2%	-0.1%
Group and Specialty	7.3%	7.8%	-0.5%		7.2%	0.1%
Individual Commercial	4.3%	3.9%	0.4%		4.1%	0.2%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (L)	107,900	105,000	2,900	2.8%	107,000	900	0.8%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	90.5%	0.9%
Group and Specialty	86.4%	84.6%	1.8%
Individual Commercial	90.0%	89.2%	0.8%
Mail-Order Penetration
Retail	29.1%	28.7%	0.4%
Group and Specialty	7.2%	7.8%	-0.6%
Individual Commercial	4.2%	3.7%	0.5%

			Difference	Percentage Change
Script volume (L)	214,900	209,400	5,500	2.6%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	June 30, 2017	March 31, 2017	December 31, 2016
Detail of benefits payable
IBNR (M)	$3,305	$3,397	$3,422
Reported Claims in Process (N)	581	588	654
Other Benefits Payable (O)	952	776	487

Total Benefits Payable	$4,838	$4,761	$4,563

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016	Year Ended December 31, 2016
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,563	$4,976	$4,976
Less: Premium Deficiency Reserve	—	(176)	(176)
Less: Reinsurance recoverables (P)	(76)	(85)	(85)

Balances at January 1, net	4,487	4,715	4,715

Incurred related to:
Current year	22,576	23,211	45,318
Prior years (Q)	(345)	(435)	(582)

Total incurred	22,231	22,776	44,736

Paid related to:
Current year	(18,332)	(18,720)	(40,852)
Prior years	(3,626)	(3,925)	(4,112)

Total paid	(21,958)	(22,645)	(44,964)

Premium Deficiency Reserve	—	337	—
Reinsurance recoverables (P)	78	75	76

Balances at end of period	$4,838	$5,258	$4,563

	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016	Year Ended December 31, 2016
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$22,231	$22,776	$44,736
Military services benefit expense	—	6	8
Premium Deficiency Reserve	—	161	(176)
Future policy benefit expense (R)	(16)	(37)	439

Consolidated Benefit Expense	$22,215	$22,906	$45,007

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2016	41.6	2.9	7.5%
9/30/2016	42.6	1.0	2.4%
12/31/2016	39.2	(2.0)	-4.9%
3/31/2017	37.8	(3.0)	-7.4%

6/30/2017	40.4	(1.2)	-2.9%

Change in Days in Claims Payable (T)		1Q 2017	2Q 2017	YTD 2Q 2017	2Q 2016	Last Twelve Months
DCP - beginning of period		39.2	37.8	39.2	40.8	41.6
Components of change in DCP:
Provider accruals (U)		0.8	1.4	2.2	1.0	1.1
Medical fee-for-service, excluding Individual Commercial (V)		(0.2)	0.9	0.7	(1.0)	1.8
Individual Commercial including Premium Deficiency Reserve (W)		(2.0)	(0.3)	(2.3)	1.1	(4.8)
Pharmacy (X)		0.1	0.4	0.5	(0.4)	0.8
Processed claims inventory (Y)		0.1	—	0.1	(0.2)	(0.2)
Other (Z)		(0.2)	0.2	—	0.3	0.1

DCP - end of period		37.8	40.4	40.4	41.6	40.4

Total change from beginning of period		(1.4)	2.6	1.2	0.8	(1.2)

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

2Q17 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including Military services unless separately disclosed.
(C)	On January 1, 2017, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Group segment the Group and Specialty segment. The company’s reportable segments are Retail, Group and Specialty, Healthcare Services, and Individual Commercial.
(D)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(E)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(G)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(H)	The majority of military services revenues are generally not contracted on a per-member basis under the current TRICARE South Region contract.
(I)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(J)	Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Stay Healthy, Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs.
(K)	Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(L)	Script volume is presented on an adjusted 30-day equivalent basis.
(M)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(N)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(O)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(P)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.
(S)	A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). During 1Q17, the company simplified its methodology for calculating DCP in order to enhance transparency for investors, now calculating DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for future policy benefits expense associated with reserve strengthening for the company’s non-strategic block of long-term care insurance business.
(T)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(U)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(V)	Represents paid and incurred medical and specialty claims for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(W)	Represents Individual Commercial paid and incurred medical claims (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(X)	Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Y)	Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Z)	Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.